Exhibit 8
DATED July 28, 2010
Among
The Toronto-Dominion Bank
As Subscriber
And
The Toronto-Dominion Bank
acting as founder of
TD Luxembourg International Holdings
in process of incorporation
As Issuer
CONTRIBUTION AND SUBSCRIPTION AGREEMENT

CONTRIBUTION AND SUBSCRIPTION AGREEMENT
Dated July 28, 2010
BETWEEN
The Toronto-Dominion Bank, a bank duly incorporated and validly existing under the laws of Canada, with its head office at P.O. Box I, Toronto Dominion Centre, King Street W. and Bay Street, Toronto, Ontario, Canada, M5K 1A2, (the “Subscriber”);
AND
The Toronto-Dominion Bank, a bank duly incorporated and validly existing under the laws of Canada, with its head office at P.O. Box I, Toronto Dominion Centre, King Street W. and Bay Street, Toronto, Ontario, Canada, M5K 1A2 acting as founder and in the name and on behalf of TD Luxembourg International Holdings, a société à responsabilité limitée (private limited liability company) to be incorporated under the laws of the Grand-Duchy of Luxembourg, to have its registered office at 46A, Avenue John F. Kennedy, L-2951 Luxembourg, Grand-Duchy of Luxembourg and a share capital of USD 24,000 to be represented by 1,000,000 shares without nominal value (the “Issuer”);
The parties being hereinafter referred to as the “Parties”, or separately the “Party”.
PRELIMINARY
A.
TD Discount Brokerage Acquisition LLC is a limited liability company organized under the laws of Delaware, having its address at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and registered under number 4090910 (“TDDA”).

B.
TD Discount Brokerage Holdings LLC is a limited liability company organized under the laws of Delaware, having its address at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and registered under number 4046910 (“TDDH”).

C.
TD Discount Brokerage Hedging LLC is a limited liability company organized under the laws of Delaware, having its address at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and registered under number 4211034 (“TDD Hedge”).

D.	The Subscriber is the sole legal owner of:
•	all of the shares it holds in TDDA representing 100% of the outstanding limited liability company interests of TDDA (the “TDDA Shares”);

•	all of the shares it holds in TDDH representing 100% of the outstanding limited liability company interests of TDDH (the “TDDH Shares”);

•	all of the shares it holds in TDD Hedge representing 100% of the outstanding limited liability company interests of TDD Hedge (the “TDD Hedge Shares”);
the TDDA Shares, the TDDH Shares and the TDD Hedge Shares are referred to hereafter as the “Contributed Shares”.
E.
The Subscriber agrees to subscribe for the share capital of the Issuer by contributing the Contributed Shares under the terms and conditions contained in this agreement (the “Contribution and Subscription Agreement”).

IT IS AGREED as follows:
1.	CONTRIBUTION
The Subscriber hereby agrees, under the terms and conditions set forth herein, to transfer and convey to the Issuer all of its rights, title and interest in and to the Contributed Shares.

2.	TRANSFER OF CONTRIBUTED ASSETS

The transfer of full ownership of the Contributed Shares is subject to, and shall take place on, completion of the incorporation of the Issuer (the “Incorporation”) to be decided before a Luxembourg notary on July 28, 2010 (the “Effective Date”). Any rights attached to the Contributed Shares shall accrue to the Issuer as of the Effective Date.

3.	CONSIDERATION

The Parties agree that the value of the Contributed Shares is set at USD 4,230,216,259 (four billion two hundred and thirty million two hundred and sixteen thousand two hundred and fifty-nine US Dollars) (the “Contribution Value”).

The Subscriber and the Issuer confirm that the Contribution Value is intended to be the fair market value of the Contributed Shares at the close of business in New York on the day prior to the Effective Date. For greater certainty, calculation of the fair market value will include the fair market value of the shares of TD AMERITRADE Holding Corporation based on the closing price of such shares as quoted on the NASDAQ on the last trading day in New York before the Effective Date. If any taxing authority having jurisdiction asserts, by assessment or reassessment, proposed assessment or reassessment or otherwise, that the fair market value of the Contributed Shares differs from the Contribution Value, including an assessment or reassessment of tax on the basis that any gift, benefit or advantage is or has been conferred on any person by reason of the contribution of the Contributed Shares provided for herein, then the Contribution Value will be increased or decreased, as the case may be, to an amount equal to the fair market value of the Contributed Shares that:

(a)	is agreed upon by such taxing authority, the Subscriber and the Issuer in settlement of such proceeding;

(b)	serves as the basis for such proceeding against which no defence or appeal is taken; or

(c)
is established by a court or tribunal of competent jurisdiction on the defence of or appeal from such proceeding after all rights of appeal have been exhausted or after all times for appeal have expired without appeals having been taken by any of the parties hereto or such taxing authority.

The Contribution Value as so adjusted will be deemed to be and always to have been the amount so determined.

The consideration for the contribution of the Contributed Shares by the Subscriber will consist of and be satisfied by the issuance of 1,000,000 shares without nominal value in the capital of the Issuer, subject to the payment of a global share premium of an amount of 4,230,192,259, fully subscribed by, and issued by the Issuer to, the Subscriber upon the Incorporation.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Each of the Parties hereby represents and warrants to the other that:
(i)	it has the legal right and full power and authority to execute, deliver and exercise its rights and perform its obligations under this Contribution and Subscription Agreement;

(ii)
all corporate actions required by it to validly and duly authorise the execution, delivery and exercise of its rights and the performance of its obligations under this Contribution and Subscription Agreement have been or will be duly taken and will remain in full force and effect;

(iii)
the execution and performance of this Contribution and Subscription Agreement do not and will not breach its constitutional documents or any agreement or obligation by which it is bound or violate any applicable law; and

(iv)	this Contribution and Subscription Agreement (when duly executed) will constitute a valid and binding obligation of it enforceable in accordance with its terms.

4.2.	In addition, the Subscriber hereby represents and warrants that:
(i)	the Contributed Shares are registered in the name of the Subscriber in the books and records of each of TDDA, TDDH and TDD Hedge, respectively;

(ii)	it is the sole legal owner and holder of all rights, title and interest in and to the Contributed Shares;

(iii)	the Contributed Shares are free from any charge, option, lien, encumbrance or any other third party rights;

(iv)	the Contributed Shares are not the object of a dispute or claim;

(v)	the Contributed Shares are freely transferable, with all the rights attached thereto;

(vi)	to its knowledge, TDDA, TDDH and TDD Hedge are duly organized and validly existing under the laws of Delaware;

(vii)
to its knowledge, TDDA, TDDH and TDD Hedge are not involved in court proceedings for the purposes of bankruptcy, liquidation, winding-up or transfer of assets to creditors, and there are no facts or circumstances known to the Subscriber on the date hereof, which could lead to such court proceedings; and

(viii)
all formalities subsequent to the transfer of the Contributed Shares required under any applicable law have or will be carried out in order for the contribution to be valid anywhere and towards any third party.

5.	TAXES

The Issuer does not assume and will not be liable for any taxes under the Income Tax Act, Canada or any other taxes whatsoever that may be or become payable by the Subscriber including, without limitation, any taxes resulting from or arising as a consequence of the contribution by the Subscriber to the Issuer of the Contributed Shares herein contemplated, and the Subscriber will indemnify and save harmless the Issuer from and against all such taxes.

6.	AMENDMENTS AND MODIFICATIONS

Any amendments and modifications to this Contribution and Subscription Agreement are subject to the written approval of the Parties.

7.	FURTHER ASSURANCE

7.1.
At any time from and after the date of this Contribution and Subscription Agreement each Party hereto shall do and execute, or procure to be done and/or executed, all necessary acts, deeds, documents and things as may be reasonably requested of it by the other Party to give effect to this Contribution and Subscription Agreement and the transaction contemplated hereby.

7.2.
All powers are granted to the holder of an original version of this Contribution and Subscription Agreement in order to carry out the required formalities to give effect to this Contribution and Subscription Agreement.

8.	BENEFIT OF THE CONTRIBUTION AND SUBSCRIPTION AGREEMENT AND ASSIGNMENTS

8.1.	This Contribution and Subscription Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and permitted assignees.

8.2.	No Party may assign any of its rights under this Contribution and Subscription Agreement without the prior written consent of the other Party.

9.	REMEDIES AND WAIVERS

No failure by either Party to exercise, nor any delay by either Party in exercising, any right or remedy hereunder, shall operate as a waiver thereof or of any right or remedy hereunder, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

10.	PARTIAL INVALIDITY, ILLEGALITY OR UNENFORCEABILITY

The invalidity, illegality or unenforceability of any provision of this Contribution and Subscription Agreement shall not affect the continuation in force of the remainder of this Contribution and Subscription Agreement.

11.	NOTICES

11.1.	Each demand, notice or other communication to be made hereunder shall (unless otherwise agreed by the Parties) be made in writing in the English language.

11.2.
Any notice or other document to be made or delivered by one Party to another under this Contribution and Subscription Agreement shall be made in writing, and shall be deemed duly served if left at, or sent by registered letter with acknowledgement of receipt, or recorded delivery post, or full rate cable or telegram or telex or facsimile transmission or other means of communication in permanent written form to the registered office of the Party to be served, or if served by post, on the third day (or on the following business day if such day is a public holiday) following the day of mailing.

12.	COSTS

All costs, duties, or fees whatsoever to which the present Contribution and Subscription Agreement may give rise shall be paid by the Issuer.

13.	GOVERNING LAW AND JURISDICTION

13.1.	This Contribution and Subscription Agreement is governed by, and shall be construed in accordance with, Luxembourg law.

13.2.
The Parties hereby agree that the courts of Luxembourg shall have exclusive jurisdiction to settle any dispute, which may arise out of, or in connection with, this Contribution and Subscription Agreement and that accordingly any proceeding, suit or action arising out of, or in connection with, this Contribution and Subscription Agreement may be brought in such courts.

14.	COUNTERPARTS

This Contribution and Subscription Agreement may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall be deemed to be one and the same instrument.

15.	Entire Agreement

This Contribution and Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Contribution and Subscription Agreement.

IN WITNESS WHEREOF the Parties hereto through their duly authorised representatives have executed this Contribution and Subscription Agreement in two originals the day and year first above written, each Party acknowledging to have received one copy.

/s/ Yves Sawaya
The Toronto-Dominion Bank
By:	Yves Sawaya
Title:	proxy holder
In the name and on behalf of TD Luxembourg International Holdings in process of incorporation:

/s/ Yves Sawaya
The Toronto-Dominion Bank as founder
By:	Yves Sawaya
Title:	proxy holder